Pricing Supplement Dated March 1, 2012 (To Prospectus dated November 20, 2009 and Prospectus Supplement dated November 20, 2009)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-163273

PACCAR Financial Corp.

Medium-Term Notes, Series M – Fixed Rate

CUSIP # 69371RK54

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ Barclays Capital Inc.

☐ Citigroup Global Markets Inc.

☐ BNP Paribas Securities Corp.

☐ Mitsubishi UFJ Securities (USA), Inc.

☒ Goldman, Sachs & Co.

☐ J.P. Morgan Securities LLC

☒ Other: Merrill Lynch, Pierce, Fenner & Smith

                                      Incorporated

                 Lloyds Securities Inc.

                 TD Securities (USA) LLC

                 U.S. Bancorp Investments, Inc.

acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

     ☒ a fixed initial public offering price of 99.981% of the Principal Amount.

Principal Amount: $500,000,000	Original Issue Date: March 6, 2012 (T+3)

Agent’s Discount or Commission: 0.35%	Final Maturity Date: March 15, 2017

Net Proceeds to Company: $498,155,000	Interest Payment Date(s): March 15 and September 15, commencing September 15, 2012

Record Dates: The first day of the calendar month in which the interest payment date occurs

Interest Rate: 1.60% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to the Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof
Exchange Rate Agent:	(Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:                 %

Form:      ☒  Book-Entry       ☐      Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Bookrunner	$150,000,000.00
Barclays Capital Inc.	Bookrunner	$150,000,000.00
Goldman, Sachs & Co.	Bookrunner	$150,000,000.00
Lloyds Securities Inc.	Co-Manager	$16,667,000.00
TD Securities (USA) LLC	Co-Manager	$16,667,000.00
U.S. Bancorp Investments, Inc.	Co-Manager	$16,666,000.00

Total		$500,000,000.00

Other Provisions:

The agents have agreed to reimburse Paccar Financial Corp. for certain fees and expenses relating to this offering.